Exhibit 99.1

NEWS RELEASE

Contacts:
Main Street Capital Corporation
Dwayne L. Hyzak, CEO, dhyzak@mainstcapital.com
Ryan R. Nelson, CFO & Treasurer, rnelson@mainstcapital.com
713-350-6000
Dennard Lascar Investor Relations
Ken Dennard / ken@dennardlascar.com
Zach Vaughan / zvaughan@dennardlascar.com
713-529-6600

Main Street Announces Third Quarter 2024 Private Loan Portfolio Activity
HOUSTON – October 10, 2024 – Main Street Capital Corporation (NYSE: MAIN) (“Main Street”) is pleased to announce the following recent activity in its private loan portfolio. During the third quarter of 2024, Main Street originated new or increased commitments in its private loan portfolio of $270.3 million and funded total investments across its private loan portfolio with a cost basis totaling $309.3 million.
The following represent notable new private loan commitments and investments during the third quarter of 2024:
•$77.2 million in a first lien senior secured loan and $8.3 million in a first lien senior secured revolver to a tech-enabled marketing solutions provider offering services across customer loyalty, channel partner marketing, performance media, website design and email marketing;
•$43.6 million in a first lien senior secured loan and $1.4 million in equity to a provider of maintenance, repair and overhaul services for industrial equipment, including compressors, motors, turbines and pumps;
•$31.1 million in a first lien senior secured loan and $4.9 million in a first lien senior secured revolver to an operator of tourism concession and harbor cruises across North America;

•Increased commitment of $22.2 million in a first lien senior secured incremental loan and $0.6 million in a first lien senior secured incremental revolver to a leading tech-enabled global business to business sales training and performance solutions provider;
•Increased commitment of $20.1 million in a first lien senior secured incremental loan and $2.7 million in a first lien senior secured incremental revolver to a manufacturer of chemicals and lubricant additives serving large specialty chemical companies;
•Increased commitment of $15.2 million in a first lien senior secured incremental loan and $2.2 million in a first lien senior secured incremental revolver to a manufacturer of custom engineered die cut, formed foam, nonwoven and multi-material components for the automotive and healthcare end markets;
•Increased commitment of $10.0 million in a first lien senior secured incremental loan, $2.2 million in a first lien senior secured incremental revolver and $5.3 million in a first lien senior secured incremental delayed draw loan to a provider of senior-level executive search, interim placement, consulting and other talent advisory solutions;
•Increased commitment of $8.9 million in a first lien senior secured incremental loan and $1.1 million in a first lien senior secured incremental revolver to a provider of mission critical services to datacenters specializing in the procurement and maintenance of power systems equipment;
•Increased commitment of $7.2 million in a first lien senior secured incremental loan to a provider of packaging supply chain solutions including contract packaging, procurement, warehousing, process design and third-party logistics; and
•Increased commitment of $6.1 million in a first lien senior secured incremental loan to a distributor of food products to government facilities and other food service locations.
As of September 30, 2024, Main Street’s private loan portfolio included total investments at cost of approximately $1.9 billion across 92 unique borrowers. The private loan portfolio, as a percentage of cost, included 96.0% invested in first lien debt investments and 4.0% invested in equity investments or other securities.

ABOUT MAIN STREET CAPITAL CORPORATION
Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. Main Street’s portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides “one-stop” financing alternatives within its lower middle market investment strategy. Main Street’s lower middle market portfolio companies generally have annual revenues between $10 million and $150 million. Main Street’s middle market portfolio companies are generally larger in size than its lower middle market portfolio companies.
Main Street, through its wholly owned portfolio company MSC Adviser I, LLC (“MSC Adviser”), also maintains an asset management business through which it manages investments for external parties. MSC Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended.